Exhibit 99.1

Tiptree Financial Inc. to Acquire Fortegra Financial Corporation for $10.00 per Share in Cash

NEW YORK, NY and JACKSONVILLE, FL, August 12, 2014 - Tiptree Financial Inc. (NASDAQ: TIPT) (“Tiptree”) and Fortegra Financial Corporation (NYSE: FRF) (“Fortegra”) today jointly announce the signing of a merger agreement pursuant to which Tiptree will acquire Fortegra in an all cash transaction valued at approximately $218 million.

In the transaction, shareholders of Fortegra will receive $10.00 in cash for each share of Fortegra common stock they own. The price represents a premium of 42.5% to the closing price of Fortegra on August 11, 2014, the last trading day prior to this announcement.

Tiptree’s President and CEO Geoffrey N. Kauffman said: “We are very pleased to announce the addition of Fortegra to the Tiptree family of companies. Rick and his team have built a deep and experienced organization with a very strong market position and we are looking forward to working closely with them to take advantage of future growth opportunities and drive value for all shareholders.”

“This transaction allows Fortegra to continue to serve our customers as we have for the past thirty six years. We will continue to operate as we have in the past, as part of a public company, only now with a partner that views their investment as permanent capital. We were also able to allow our shareholders to realize significant, immediate value.” said Richard S. Kahlbaugh, Chairman, President and CEO of Fortegra.

The Boards of Directors of both companies, including an independent special committee of the Fortegra Board, have unanimously approved the transaction. Following the execution of the merger agreement, stockholders representing approximately 62% of the outstanding shares of Fortegra common stock executed a written consent adopting and approving the merger agreement. No additional stockholder approvals are necessary to adopt the merger agreement or consummate the transaction. The merger agreement includes a 30-day “go-shop” period during which the special committee of the Fortegra Board of Directors, with the assistance of its independent financial and legal advisors, will actively solicit, receive, evaluate and potentially enter into negotiations with interested parties that offer alternative proposals. It is not anticipated that any developments will be disclosed with regard to this process unless Fortegra’s special committee makes a decision with respect to a potential superior proposal. There are no guarantees that this process will result in a superior proposal.

Tiptree and Fortegra expect to complete the transaction in late 2014 or early 2015 after satisfaction of customary closing conditions, including, among other things, insurance regulatory approvals and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. There is no financing contingency. Upon completion of the transaction, Fortegra common shares will no longer be registered with the SEC nor trade on the NYSE.

RBC Capital Markets, LLC acted as lead financial advisor and Wells Fargo Securities, LLC acted as financial advisor and lead financing arranger to Tiptree. Willis Capital Markets & Advisory acted as financial advisor to Fortegra and rendered a fairness opinion (subject to the assumptions, qualifications and limitations set forth therein) to its Board of Directors in conjunction with this transaction.  Schulte Roth & Zabel LLP and Debevoise & Plimpton LLP served as legal counsel to Tiptree. Kilpatrick Townsend & Stockton LLP served as legal counsel to Fortegra.

About Tiptree
Tiptree is a diversified holding company engaged through its consolidated subsidiaries in a number of businesses and is an active acquirer of new businesses. Tiptree, whose operations date back to 2007, currently has subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate. Tiptree is publicly traded on the NASDAQ stock market (NASDAQ: TIPT). For additional information, please visit Tiptree's website at www.tiptreefinancial.com.

About Fortegra

Fortegra, traded on the New York Stock Exchange under the symbol FRF, is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies.  Fortegra's brands include Fortegra™, Life of the South®, 4Warranty, ProtectCELL™, Continental Car Club™, Auto Knight Motor Club™, United Motor Club™, Consecta™, Pacific Benefits Group™, and South Bay Acceptance Corporation.

Forward-looking Statements
This press release includes certain forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Tiptree or Fortegra to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the failure to satisfy conditions to completion of the merger, the timing and completion of the merger, the outcome of any legal proceedings relating to the merger, and the effect of the announcement on Fortegra’s customer relationships, operating results and business generally. Such factors also include, but are not limited to, the risks and uncertainties described in Tiptree’s reports filed with the SEC, which are available at www.sec.gov, and in Fortegra’s reports, including its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC, which are available at www.sec.gov. Tiptree and Fortegra disclaim any intention or obligation to update or revise any forward-looking statements, except as required by law.

Additional Information
In connection with the proposed transaction, Fortegra will file relevant materials with the Securities Exchange Commission ("SEC"), including Fortegra’s information statement in preliminary and definitive form. FORTEGRA'S INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE INFORMATION STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Investors and shareholders may obtain free copies of the information statement and other documents filed by Fortegra (when available) at the SEC's web site at www.sec.gov or at Fortegra’s web site at www.fortegra.com. The information statement and other documents may also be obtained, when available, at no charge from Fortegra by directing such request to Investor Relations, Fortegra Financial Corporation, 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, FL 32256, telephone: 904-352-2759.

FOR FURTHER INFORMATION PLEASE CONTACT:
Tiptree Financial Inc.
Investor Relations
212-446-1400
ir@tiptreefinancial.com

Fortegra Financial Corporation
Investor Relations
904-352-2759
investor.relations@fortegrafinancial.com